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Encysive Pharmaceuticals Inc.
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ENCYSIVE PHARMACEUTICALS INC.
4848 Loop Central Drive, Suite 700
Houston, Texas 77081
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2006

     You are cordially invited to attend the annual meeting of the stockholders of Encysive Pharmaceuticals Inc., which will be held at 9:00 a.m. Eastern time on May 12, 2006, at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington D.C., 20004, for the following purpose:
1.	To elect ten directors; and

2.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
     If you were a stockholder at the close of business on March 30, 2006, you are entitled to notice of and to vote at the meeting. A stockholders’ list will be available at our offices, 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, for a period of ten days prior to the meeting or any adjournment or postponement of the meeting.
     Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,
/s/ Stephen L. Mueller

STEPHEN L. MUELLER, Vice President, Finance and Administration, Secretary and Treasurer

April 13, 2006

ENCYSIVE PHARMACEUTICALS INC.
4848 LOOP CENTRAL DRIVE, SUITE 700
HOUSTON, TEXAS 77081
PROXY STATEMENT
     Our Board of Directors is soliciting proxies for the annual meeting of our stockholders to be held at the Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington D.C., 20004, on May 12, 2006, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 13, 2006. Because many stockholders are unable to attend the meeting, the Board of Directors solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. Stockholders are urged to read carefully the material in this proxy statement.
QUESTIONS AND ANSWERS

Q:	Who can attend and vote at the meeting?

A:	You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, March 30, 2006. On that date, there were 59,178,509 shares of common stock outstanding and entitled to vote at the meeting.

Q:	What am I voting on?

A:	You are voting on the election of ten directors.

Q:	How do I cast my vote?

A:	If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can vote by mail. The enclosed proxy card contains instructions for voting by mail. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. Certain of these institutions offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you. If you provide specific voting instructions, your shares will be voted as you have instructed.

If you hold shares in your name and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of

Directors on all matters. If you hold your shares through a broker, bank or other nominee (typically referred to as being held in “street name”) and you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters such as the election of directors. See “Proposal 1–Election of Directors–Vote Required” for further information.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends you vote “FOR” each of the nominees to the Board of Directors.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before it is exercised by:
•	submitting a properly signed proxy card with a more recent date;

•	giving written notice of your revocation before the meeting to our Secretary, Mr. Stephen L. Mueller, at our offices, 4848 Loop Central Drive, Suite 700, Houston, Texas 77081; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	A representative of our transfer agent, The Bank of New York, will act as the inspector of the election and will count the vote.

Q:	What is a “quorum?”

A:	A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to elect the directors?

A:	The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share of common stock.

Q:	When are stockholder proposals due for the 2007 Annual Meeting of Stockholders?

A:	If you want to present a proposal from the floor at the 2007 Annual Meeting, you must give us written notice of your proposal no later than February 27, 2007. If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 14, 2006. Your notice should be sent to the Secretary, Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081. See “Stockholder Proposal Information.”

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2006.

A copy of the Annual Report, which includes the Form 10-K of Encysive Pharmaceuticals Inc. for the fiscal year ended December 31, 2005, is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K, our Quarterly Reports on Form 10-Q and other information at no charge upon request directed to: Ann Tanabe, Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081.

Proposal 1
ELECTION OF DIRECTORS
     At the annual meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the Board of Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee as the Compensation and Corporate Governance Committee may recommend and the independent members of the Board of Directors may nominate, or the Board of Directors may be reduced accordingly. The committee, which consists solely of directors that are independent within the meaning of Rule 4200 of the NASD, recommended the nomination of the ten directors to the Board of Directors. Based on that recommendation, the independent members of the Board nominated such directors for election at the annual meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the independent members of the Board of Directors will be eligible to stand for election as directors at the meeting. All nominees are currently directors. However, one of our current directors, Frank C. Carlucci, will retire at the annual meeting, and we have not nominated anyone to fill his seat on the Board of Directors at this time. See “Stockholder Proposal Information.”
Nominees
     Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
John M. Pietruski (1)	73	Chairman of the Board of Directors	1990
Bruce D. Given, M.D. (1)	52	President, Chief Executive Officer and Director	2002
Richard A. F. Dixon, Ph.D. (1)	52	Senior Vice President, Research, Chief Scientific Officer and Director	1990
James T. Willerson, M.D. (1)(2)	66	Chairman of the Scientific Advisory Board and Director	1990
Ron J. Anderson, M.D. (2)	59	Director	1997
J. Kevin Buchi (3)	50	Director	2004
Robert J. Cruikshank (3)	75	Director	1993
John H. Dillon, II (3)	63	Director	2004
Suzanne Oparil, M.D. (3)	65	Director	1999
James A. Thomson, Ph.D. (2)	61	Director	1994

(1)	Member of the Executive Committee of the Board of Directors

(2)	Member of the Compensation and Corporate Governance Committee of the Board of Directors

(3)	Member of the Audit Committee of the Board of Directors
     John M. Pietruski has served as our Chairman of the Board of Directors since May 1990. Mr. Pietruski has served as President of Dansara Company, a private investment-consulting firm, since 1988. He served as Chairman of the Board of Directors and Chief Executive Officer of

Sterling Drug Inc., a pharmaceutical company, from 1985 to 1988 and as President and Chief Operating Officer from 1983 to 1985. Mr. Pietruski currently serves as a director of PDI, Inc., a publicly held company, and Trial Card, Inc. and Xylos Corporation, which are privately held companies. Mr. Pietruski received a B.S. degree with honors in business administration from Rutgers University, where he graduated Phi Beta Kappa.
     Bruce D. Given, M.D. has served as our President and Chief Executive Officer and as a member of the Board of Directors since March 2002. Dr. Given joined us after serving as President, International of Ortho-Clinical Diagnostics of Johnson & Johnson from May 2000 to March 2002. He was also General Manager of Transfusion Medicine Worldwide of Ortho-Clinical Diagnostics from November 1999 to May 2000. Dr. Given served as Group Vice President, head of Worldwide Clinical and Regulatory Affairs of Biosense Webster, an affiliate of Johnson & Johnson from July 1998 to November 1999. He was also Group Vice President, head of U.S. Marketing & Sales, Research & Development for Janssen Pharmaceutica from April 1995 to July 1998. He has held various executive and senior management positions with Sandoz Pharma Ltd., Sandoz Research Institute and Schering-Plough Corporation. Dr. Given is also a director of ICON plc, a for-profit contract research organization for the pharmaceutical industry. Dr. Given received a B.S. degree from Colorado State University, graduating Phi Beta Kappa, an M.D. with honors from the University of Chicago and was a Clinical Fellow at Harvard Medical School.
     Richard A.F. Dixon, Ph.D. has served as our Senior Vice President, Research and Chief Scientific Officer since March 2000 and as a member of the Board of Directors since July 1990. Dr. Dixon served as our Vice President, Research from December 1992 to March 2000 and as Scientific Director and Director of Molecular Biology from July 1990 to December 1992. Dr. Dixon joined us after serving as a Director and Head of Molecular Biology at Merck Sharp & Dohme Research Laboratories, a division of Merck & Co. from 1988 to July 1990. In addition, Dr. Dixon serves as a Professor of the Department of Internal Medicine at The University of Texas Medical School at Houston. Dr. Dixon is the author or co-author of more than 100 scientific papers and has invented twelve patented therapeutic technologies. He received a B.S. degree from Texas A & M University, graduating cum laude, and received a Ph.D. in virology from the Baylor College of Medicine.
     James T. Willerson, M.D. has served as Chairman of our scientific advisory board since January 1990 and has been a member of the Board of Directors since May 1990. Dr. Willerson was appointed in March 2001 to serve as President of The University of Texas – Houston Health Science Center and is also a professor at this institution. He served as the Chairman of the Department of Internal Medicine at The University of Texas Medical School at Houston from 1989 to 2001. In 1995, he was appointed Medical Director of the Texas Heart Institute, Houston, Texas. He was Chief of Cardiology of Parkland Memorial Hospital in Dallas, Texas, from 1975 to 1989, director and principal investigator of The University of Texas Southwestern Medical School Ischemic Heart Disease, Specialized Center of Research, in Dallas from 1975 to 1989, director of the cardiology division at The University of Texas Southwestern Medical School from 1977 to 1989, and professor of medicine and professor of radiology from 1979 to 1989. He also served as co-director of the Bugher Molecular Biology and Cardiology Research Center at The University of Texas Health Science Center in Dallas from 1986 to 1989. Dr. Willerson has published nearly 700 manuscripts and has been editor or co-editor of 18 textbooks. He was selected for membership in the Institute of Medicine of the National Academy of Science in 1998 and named “Distinguished Scientist” of the American College of Cardiology for 2000. In 1961, Dr. Willerson received a B.A. degree from The University of Texas at Austin, graduating Phi Beta Kappa. In 1965, he received an M.D. from the Baylor College of Medicine, graduating as a member of Alpha Omega Alpha. Dr. Willerson’s medical and cardiology training was undertaken at the Massachusetts General Hospital, Boston, Massachusetts.
     Ron J. Anderson, M.D. has served as a member of the Board of Directors since December 1997. He has been President and Chief Executive Officer of Parkland Health & Hospital System since 1982. Parkland is the general public hospital for Dallas County, Texas and the primary teaching hospital for The University of Texas Southwestern Medical Center at Dallas. He previously served as Parkland’s Medical Director for Ambulatory Care and Emergency Services. He served concurrently as head of the Division of Ambulatory Care, which became the Division of General Internal Medicine under his guidance in the Department of Internal Medicine at Southwestern. Dr. Anderson has remained on the faculty of the Medical School as Professor of Internal Medicine. Dr. Anderson is also a director of Parkland Foundation and Texans Care for Children. He is the Chief Executive Officer and serves on the Board of Directors of Parkland Community Health Plan and is an advisory board member of Texas Health Choice. Dr. Anderson is also the Chairman of the Texas Hospital Association, a member of the board of directors of the National Association of Public Hospitals and National Public Health and Hospital Institute. In 1997, he was elected to the Institute of Medicine of the National Academy of Sciences. He has authored and co-authored more than 200 articles on medicine, ethics, and health policy. Dr. Anderson received his medical degree from the University of Oklahoma and his pharmacy degree from Southwestern Oklahoma State University where he was selected as a Distinguished Alumnus in 1987.
     J. Kevin Buchi has served as a member of the Board of Directors since June 2004. He has served as Senior Vice President, Finance and Chief Financial Officer of Cephalon, Inc. since April 1996, and previously held several financial positions with Cephalon, including Controller, since joining the company in March 1991. Cephalon, a Nasdaq-traded company, discovers, develops and markets innovative products to treat neurological and sleep disorders, cancer and pain. He previously worked at E.I. duPont de Nemours and Company, at Pricewaterhouse- Coopers as a senior auditor and at Eastman Kodak Co. as a production chemist. Mr. Buchi is also a director of Lorus Therapeutics, a for-profit biotechnology company. He is a graduate of Cornell University with a B.A. in Chemistry and a minor in Economics, and holds an MBA from Kellogg Graduate School of Management at Northwestern University. He is also a Certified Public Accountant.
     Robert J. Cruikshank has served as a member of the Board of Directors since May 1993. Mr. Cruikshank was a senior partner at Deloitte & Touche LLP from 1989 until retiring in March 1993. Mr. Cruikshank was a partner, office-managing partner and member of the board of directors of the predecessor firms to Deloitte & Touche LLP in Houston from 1968 until 1989. He is a trustee of the Ray C. Fish Foundation and Texas Medical Center. He also serves as a director of MAXXAM Incorporated, Kaiser Aluminum Corporation, Weingarten Realty Investors and as an advisory board member of Compass Bank of Houston. Mr. Cruikshank is a past Chairman of the American Heart Association, is active at the affiliate levels and is a past Regent of the University of Texas System. Mr. Cruikshank received a B.A. in economics and accounting from Rice University and completed the Advanced Management Program at Harvard University.
     John H. Dillon, II has served as a member of the Board of Directors since November 2004. Before retiring at the end of 2003, Mr. Dillon held the position of Executive Vice President, Corporate Development at Auxilium Pharmaceuticals, Inc., a specialty pharmaceutical company (Nasdaq symbol: AUXL). As Senior Vice President, Marketing of Auxilium from 2002 to 2003, he managed all pre-launch and launch activities for the company’s first commercial product, Testim®. Prior to joining Auxilium, Mr. Dillon served with MDS, Inc. as Senior Vice President, Drug Discovery and Development in 2001; Acurian, Inc. (formerly Intertrials.com) as Senior Vice President, Sales and Marketing in 2000; Omnicare CR (formerly IBAH, Inc.) as Executive Vice President from 1995 to 1999 and as Senior Vice President, Corporate Development from 1994 to 1995; United Medical Corporation as Senior Vice President, Corporate and Regulatory Affairs in 1994; as CEO of Research Data Corporation (a United Medical acquisition) from 1992 to 1993, and as Senior Vice President, Corporate Development from 1991 to 1994. Prior to working with United Medical, Mr. Dillon served in various positions at SmithKlineBeecham Corporation, including Vice President and Director of Worldwide Business Development. Mr. Dillon is also a director of NuPathe, Inc., a private specialty pharmaceutical company. He is a graduate of Lafayette College with a B.A. in History and a minor in Pre-Medical, and holds an MBA from Wharton School at University of Pennsylvania in general management and public finance.
     Suzanne Oparil, M.D. has served as a member of the Board of Directors since May 1999. She has been a professor of medicine since 1981, Director of Vascular Biology and Hypertension since 1985, and professor of physiology and biophysics since 1993, in the Division of Cardiovascular Disease at The University of Alabama at Birmingham. She has served as President of the American Federation of Clinical Research. Dr. Oparil is also a member of the American Society of Clinical Investigation, the Association of American Physicians, and of the Institute of Medicine of the National Academy of Sciences. In addition, she has held advisory positions with the National Institutes of Health, including membership on a number of task forces, advisory committees and peer review committees. Dr. Oparil was a past President of the American Heart Association and is an active volunteer at both the national and affiliate levels. She was a recipient of the University of Alabama President’s Achievement Award. Dr. Oparil has an extensive bibliography in clinical cardiology and hypertension, including over 500 journal articles, books and book chapters. Dr. Oparil received her medical degree from Columbia University, College of Physicians and Surgeons in 1965.
     James A. Thomson, Ph.D. has served as a member of the Board of Directors since May 1994. He has been President and Chief Executive Officer of the RAND Corporation since 1989 and has served the institution in a variety of roles beginning in 1981. The RAND Corporation is a non-profit institution that seeks to improve public policy through research analysis in such areas as national defense, education and health. He also serves as a director of AK Steel Holding Co., a publicly held company, and Object Reservoir, a privately held company. From 1977 until 1981, he served on the National Security Council, at the White House. From 1974 until 1977,

Dr. Thomson served as an operations research analyst in the Office of the Secretary of Defense, the Pentagon. Dr. Thomson is the author of numerous scholarly articles and reports on defense and scientific subjects. Dr. Thomson graduated from the University of New Hampshire in 1967 and received an M.S. and Ph.D. in Physics from Purdue University.
Vote Required
     The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.
The Board recommends a vote FOR each nominee to our Board of Directors.
Communicating with the Board of Directors
     Encysive has adopted a formal process for stockholder communications with the Board. Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Encysive Pharmaceuticals Inc.
Attn: General Counsel
4848 Loop Central Drive, 7th Floor
Houston, Texas 77081
     Encysive’s General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Compensation and Corporate Governance Committee for distribution.
Board Member Attendance at Annual Meeting of Stockholders
     Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so. For example, 100 percent of the directors attended the 2004 Annual Meeting and ten out of eleven directors attended the 2005 Annual Meeting.
Director Compensation and Board Committees
     During 2005, the Board of Directors held five meetings. All directors attended at least 75 percent of the total meetings of the Board and the committees on which they serve. We believe that attendance at meetings of the Board is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

     The Board of Directors has determined that the following members of the Board are independent within the meaning of Rule 4200 of the NASD: Ron J. Anderson, J. Kevin Buchi, Robert J. Cruikshank, John H. Dillon, II, Suzanne Oparil, John M. Pietruski, James A. Thomson, and James T. Willerson.
     Director Compensation. Each non-employee director receives a retainer of $7,500 per quarter, and the chairs of the Audit and the Compensation and Corporate Governance committees receive retainers of $1,250 and $750 per quarter, respectively. In addition, directors are reimbursed for expenses incurred in attending meetings of the Board and its committees. Non-employee directors may elect to receive part or all of the quarterly retainer and fees in common stock. Each non-employee director also receives options to purchase 15,000 shares of common stock on their initial election to the Board and options to purchase 7,500 shares of common stock on each subsequent election to the Board.
     Executive Committee. The executive committee held one meeting during 2005. The current members of the executive committee are Richard A.F. Dixon, Bruce D. Given (Chair), John M. Pietruski and James T. Willerson. The executive committee may act on behalf of the Board on all matters permitted by Delaware corporate law except as limited by our Certificate of Incorporation and Bylaws. All actions taken by the executive committee must be reported at the Board’s next meeting.
     Audit Committee. During the year ended December 31, 2005, the members of the committee were J. Kevin Buchi, Robert J. Cruikshank (Chair), John H. Dillon, II, Suzanne Oparil and James T. Willerson. James T. Willerson was reassigned to the Compensation and Corporate Governance Committee after the 2005 annual meeting of stockholders. The Board of Directors has determined that Robert J. Cruikshank is an audit committee financial expert under the SEC rules, and independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A. Under Rule 4200 of the NASD, all of the members of the committee were, and are, independent. The committee operates under a written charter adopted by the Board of Directors. The committee met nine times during 2005.
     The committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to any governmental body or the public; reviewing our system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and our auditing, accounting and financial reporting processes generally; reviewing the independence and performance of our independent auditors; and providing an open avenue of communication among the independent auditors, financial and senior management, and the Board. The committee also has the sole authority and responsibility to appoint, select, evaluate, and, where appropriate, replace our independent auditors.
     Compensation and Corporate Governance Committee. During the year ended December 31, 2005, the members of the committee were Ron J. Anderson, Frank C. Carlucci, James A. Thomson (Chair) and James T. Willerson. James T. Willerson joined the committee after the 2005 annual meeting of stockholders. All of the members of the committee are independent directors within the meaning of Rule 4200 of the NASD. The committee operates under a written charter adopted by the Board of Directors. The committee met five times during 2005.
     The committee is primarily responsible for providing oversight on the broad range of matters surrounding the compensation of management; the composition and operation of the Board, including recommending to the Board the compensation for our Chief Executive Officer; approving the compensation and employee benefits for our other executive officers and employees; identifying individuals qualified to become Board members; recommending to the Board director nominees; and recommending to the Board a set of corporate governance principles applicable to us.
     Director Nominations Process. Nominating functions are handled by the Compensation and Corporate Governance Committee pursuant to its charter. This charter is available at the “Investor Relations” section of our website at www.encysive.com.
     Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder recommendations to the committee, or its predecessors, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the committee, or any predecessor, consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement; and, therefore, we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.
     In evaluating director nominees, the committee considers the following factors:
•	the appropriate size of Encysive’s Board of Directors;

•	the needs of Encysive with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with the healthcare industry;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
     The committee’s goal is to assemble a Board that brings to Encysive a variety of perspectives and skills derived from high-quality business and professional experience.
     Other than the foregoing, there are no stated minimum criteria for director nominees, although the committee may also consider such other factors as it may deem are in the best interests of Encysive and its stockholders. The committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASD rules. The committee also believes it appropriate for certain key members of Encysive’s management to participate as members of the Board.
     The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to Encysive’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service the Board decides not to re-nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the committee. Research may also be performed to identify qualified individuals. We have also engaged third parties to identify or evaluate or assist in identifying potential nominees.
     Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Stockholder Proposal Information” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Encysive’s books, of such stockholder and (ii) the class and number of shares of Encysive that are beneficially owned by such stockholder and that are owned of record by such stockholder.
     Code of Ethics. We have adopted a Business Ethics Policy that applies to all of our employees, as well as each member of the Board of Directors. The Business Ethics Policy is available at the “Investor Relations” section of our website at www.encysive.com. We intend to post amendments to or waivers from the Business Ethics Policy (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

OTHER INFORMATION
Principal Stockholders
     The following table sets forth the beneficial ownership of our common stock as of March 2, 2006, by:
•	each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock;
•	each of our executive officers named in the Summary Compensation Table and directors; and
•	all of our directors and executive officers as a group.
     Unless otherwise noted, each person has sole investment and voting power of the shares listed. The information in the following table is based on information supplied by officers, directors and principal stockholders and filings, if any, filed with the SEC by each person.

	Number of Shares
			Exercisable Options
			to Purchase Shares		Percent of
Name and Address of Beneficial Owner (1)	Shares		Within 60 Days	Total	Class
Wellington Management Company, LLP (2)	8,179,428		0	8,179,428	13.9%
Delaware Management Holdings Co. Inc. (3)	6,677,338		0	6,677,338	11.4%
Goldman, Sachs & Co. (4)	5,234,670		0	5,234,670	8.9%
Ron J. Anderson, M.D.	2,899		66,000	68,899	*
J. Kevin Buchi	0		12,500	12,500	*
Frank C. Carlucci	73,289		61,392	134,681	*
Terrance C. Coyne, M.D.	26,714	(5)	66,002	92,716	*
Robert J. Cruikshank	29,961		61,392	91,353	*
John H. Dillon, II	2,987		12,500	15,487	*
Richard A. F. Dixon, Ph.D.	284,926	(5)	639,929	924,855	1.6%
Bruce D. Given, M.D.	265,871	(5)(6)	666,667	932,538	1.6%
Jeffrey Keyser, RPH, MPA, JD	25,944	(5)	67,167	93,111	*
Stephen L. Mueller	89,775	(5)(7)	286,273	376,048	*
Suzanne Oparil, M.D.	17,956		52,500	70,456	*
John M. Pietruski	81,899	(8)	61,392	143,291	*
James A. Thomson, Ph.D.	19,105	(9)	61,392	80,497	*
James T. Willerson, M.D.	105,898	(10)	61,392	167,290	*
All directors and executive officers as a group (18 persons)	1,143,104		2,254,499	3,397,603	5.6%

*	Less than one percent (1%)

(1)	Unless otherwise indicated, the address of all persons above is 4848 Loop Central Drive, Suite 700, Houston, Texas 77081.

(2)	Based on a Schedule 13G filed on February 14, 2006, by Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of 8,179,428 shares of common stock that are owned by numerous investment advisory clients, one of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 6,104,057 shares and shared disposition authority over 8,156,823 shares. Wellington Management is an investment adviser. The address of Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(3)	Based on a Schedule 13G filed on February 9, 2006, by Delaware Management Holdings Co. Inc. and Delaware Management Business Trust (collectively, “Delaware Management”). Delaware Management, in its capacity as parent holding company or control person, may be deemed to have beneficial ownership of 6,677,338 shares of common stock that are owned by Lincoln National Corp. Delaware Management has shared voting authority over 2,232 shares, sole voting authority over 6,629,736 shares, and sole disposition authority over 6,677,338 shares. The address of Delaware Management is One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103.

(4)	Based on a Schedule 13G filed on February 1, 2006, by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. (collectively, “Goldman”). Goldman, in its capacity as holding company or control person, may be deemed to have beneficial ownership of 5,234,670 shares of common stock that are owned by numerous clients, one of which is known to have such interest with respect to more than five percent of the class of shares. Goldman has shared voting and disposition authority over 5,234,670 shares. Goldman is a registered parent holding company, an investment advisor and a broker dealer. The address of Goldman is 85 Broad Street, New York, New York 10004.

(5)	Includes the following shares of restricted common stock: Dr. Coyne – 7,675; Dr. Dixon – 28,041; Dr. Given – 57,759; Mr. Keyser – 11,451; and Mr. Mueller – 17,806. The shares of restricted common stock vest in three equal annual amounts beginning on the one-year anniversary at the grant date. Includes the following shares of restricted common stock that vest in two equal amounts on November 30, 2007, and November 30, 2008: Dr. Coyne – 11,864; Dr. Dixon – 28,249; Dr. Given – 36,723; Mr. Keyser – 13,277; and Mr. Mueller – 32,499.

(6)	Includes 1,000 shares held by Dr. Given’s wife.

(7)	Does not include 1,000 shares held by Mr. Mueller’s daughter for which he disclaims beneficial ownership.

(8)	Includes 42,857 shares held by the Pietruski Family Partnership, of which Mr. Pietruski is the general partner.

(9)	Includes 200 shares held by Dr. Thomson’s granddaughter.

(10)	Includes 14,285 shares owned by The James T. Willerson Fund, Inc., a not-for-profit corporation, of which Dr. Willerson is the Chairman of the Board of Directors.

Executive Officers
     Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board. All of our executive officers are listed in the following table, and certain information concerning these officers, except for Drs. Given and Dixon who are also members of the Board of Directors, follows the table:

Name	Age	Position
Bruce D. Given, M.D.	52	President, Chief Executive Officer and Director
George W. Cole	57	Chief Operating Officer
Gordon H. Busenbark	49	Chief Financial Officer
Richard A. F. Dixon, Ph.D.	52	Senior Vice President, Research, Chief Scientific Officer and Director
Terrance C. Coyne, M.D.	60	Vice President, Clinical Development and Chief Medical Officer
Jeffrey Keyser, RPH, MPA, JD	52	Vice President, Regulatory Affairs
Stephen L. Mueller	58	Vice President, Finance and Administration, Secretary and Treasurer
Paul S. Manierre, J.D., LL.M.	52	Vice President and General Counsel
Derek Maetzold	44	Vice President, Marketing and Sales
     George W. Cole has served as Chief Operating Officer since November 2005. From 1992 to 2005, he served as President of Altana Pharma U.S. Mr. Cole received his B.S. in Pharmacy from the University of Louisiana and his M.B.A. from the University of Evansville.
     Gordon H. Busenbark has served as Chief Financial Officer since October 2005. Mr. Busenbark joined us after a 23-year career at Baxter Healthcare, where his responsibilities included roles in finance, operations and general management. From 1999 to 2003, he served in the dual role of President of Global Operations for Baxter’s BioScience business, as well as President of the Plasma Therapeutics division of Baxter Healthcare Corporation. Mr. Busenbark received both his B.S. in Accounting and his M.B.A from the University of Utah.
     Terrance C. Coyne, M.D. has served as Vice President, Clinical Development and Chief Medical Officer since September 2003. Dr. Coyne joined as after serving as Senior Vice President, Chief Medical and Regulatory Officer for Metaphore Pharmaceuticals, Inc. in St. Louis, Missouri, from November 2001 to September 2003. He was also Managing Director for Ferghana Partners, Inc. in New York, New York, in 2001. Dr. Coyne also served as Vice President Business Development, Medical and Scientific Affairs for Celltech-Medeva Pharmaceuticals in Rochester, New York, from 1993 to 2000. Dr. Coyne received both his bachelor’s degree and medical degree from the University of Wisconsin.
     Jeffrey Keyser, RPH, MPA, JD has served as Vice President, Regulatory Affairs since April 2004. Mr. Keyser joined us after serving as Vice President, Development and Regulatory Affairs at Adams Laboratories, Inc. from 1998 to 2004. Mr. Keyser received his B.S. in Science Pharmacy and his Juris Doctorate degree from Creighton University. Mr. Keyser also holds a Masters in Public Affairs and Administration from the University of Missouri at Kansas City.

     Stephen L. Mueller has served as Vice President, Finance and Administration since March 1998, as Vice President of Administration since March 1995, as Secretary since May 1994 and as Treasurer since December 1991. From September 1991 to March 1995, Mr. Mueller served as Director of Finance and Administration. Prior to joining us, Mr. Mueller was a financial consultant for wholesale distribution and oil and gas companies. Mr. Mueller was Vice President and Controller of Bado Equipment Co., Inc. in Houston, Texas, from 1976 to 1990. He was associated with Deloitte & Touche, Certified Public Accountants in Houston, Texas, from 1973 to 1976. Mr. Mueller received a B.B.A. from The University of Texas at Austin in accounting and is a Certified Public Accountant in the State of Texas.
     Paul S. Manierre, J.D., LL.M. has served as Vice President and General Counsel since October 2005. Mr. Manierre joined us after serving as Associate General Counsel for Eisai Inc. from March 1995 to September 2005. Mr. Manierre received his B.A. in U.S. History from Earlham College. Mr. Manierre also received his Juris Doctorate degree from DePaul University College of Law and an LL.M. degree from the University of Washington School of Law. He is a member of the New York City Bar Association.
     Derek Maetzold has served as Vice President, Sales and Marketing since June 2003. Before joining us, Mr. Maetzold served in various capacities for Schering-Plough Corporation from 1999 to June 2003, including Senior Director — Business Development, Director — Marketing, Allergy Business Unit and Director — Marketing Planning, Ezetimibe and Clarinex. From 1998 to 1999, he served as Account Supervisor for Integrated Communications Corporation, a healthcare focused advertising company. Mr. Maetzold received his bachelor’s degree in Biology from George Mason University.

Executive Compensation
     Summary Compensation Table. The following table provides information concerning compensation paid or accrued during the fiscal years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and each of the other four most highly paid executive officers of the company whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

					Long Term
		Annual Compensation			Compensation
					Restricted		Shares
				Other	Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	(1)	Awards (2)		Options (5)	Compensation
Bruce D. Given, M.D.	2005	$396,252	$290,000	—	$324,999	(3)	112,500	$6,795	(6)
President and Chief	2004	$358,241	$180,011	—	$89,989	(4)	118,750	$6,905	(7)
Executive Officer	2003	$340,792	$208,330	—	$86,670	(4)	—	$5,641	(8)

Richard A.F. Dixon, Ph.D.	2005	$321,061	$160,000	—	$250,004	(3)	81,000	$6,300	(9)
Senior Vice President,	2004	$308,124	$103,338	—	$51,662	(4)	90,000	$6,150	(9)
Research, Chief	2003	$296,070	$132,342	—	$51,003	(4)	96,300	$6,000	(9)
Scientific Officer

Stephen L. Mueller	2005	$217,868	$93,000	—	$330,004	(3)	36,000	$6,052	(9)
Vice President, Finance and	2004	$201,159	$70,000	—	$35,000	(4)	40,000	$6,021	(9)
Administration, Secretary	2003	$184,095	$96,978	—	$32,003	(4)	31,600	$5,656	(9)
and Treasurer

Terrance C. Coyne, M.D.	2005	$286,732	$80,000	$55,210	$104,996	(3)	34,000	$6,300	(9)
Vice President, Clinical	2004	$275,532	$73,336	$147,336	$36,664	(4)	32,000	$6,150	(9)
Development, Chief	2003	$90,243	$39,165	$16,865	$64,002	(4)	50,000	—
Medical Officer

Jeffrey Keyser, RPH, MPA, JD	2005	$251,290	$70,000	$137	$117,501	(3)	31,500	—
Vice President,	2004	$182,262	$32,010	$24,360	$15,990	(4)	85,000	—
Regulatory Affairs	2003	—	—	—	—		—	—

(1)	Represents amounts paid for relocation expenses and includes gross up amounts for income taxes paid.

(2)	Represents value on date of grant of restricted shares of common stock issued under bonus plans and other grants for executive officers and other key personnel. The restricted shares are eligible for dividend distributions should any dividends be declared. The number and value of restricted shares held as of December 31, 2005, respectively, were as follows: Dr. Given – 57,759 / $455,719; Dr. Dixon – 28,041 / $221,243; Mr. Mueller – 35,616 / $281,010; Dr. Coyne – 7,675 / $60,556; Mr. Keyser — 11,451 / $90,348.

(3)	Represents the shares awarded under the compensation plan for fiscal 2005: Dr. Given – 36,723; Dr. Dixon – 28,249; Mr. Mueller – 14,689; Dr. Coyne – 11,864; and Mr. Keyser – 13,277. Mr. Mueller also received a grant of 17,810 shares on December 8, 2005. The dollar amounts reported in the table represent the value of the restricted shares on the date of grant. The restricted shares vest in two equal installments on November 30, 2007, and November 30, 2008.

(4)	Represents the shares awarded under the bonus plan for fiscal 2004 and 2003, respectively: Dr. Given – 8,166/8,799; Dr. Dixon – 4,688/5,178; Mr. Mueller – 3,176/3,249; Dr. Coyne – 3,327/1,523; and Mr. Keyser – 1,451/-0-. The restricted shares vest in three equal annual installments over three years beginning on the first anniversary of the date of grant.

(5)	See “Option Grants in Last Fiscal Year” for certain information with respect to options granted during the fiscal year ended December 31, 2005.

(6)	Includes $495 for insurance premiums for term life insurance and $6,300 for employer contributions pursuant to our 401(k) plan.

(7)	Includes $755 for insurance premiums for term life insurance and $6,150 for employer contributions pursuant to our 401(k) plan.

(8)	Includes $495 for insurance premiums for term life insurance and $5,146 for employer contributions pursuant to our 401(k) plan.

(9)	Represents amounts for employer contributions pursuant to our 401(k) plan.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 2005:

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Price Appreciation
	Options	Employees in	Exercise	Expiration	for Option Term (2)
Name	Granted	Fiscal Year	Price	Date (1)	5%	10%
Bruce D. Given, M.D.	112,500	8.95	$11.02	03/01/15	$779,672	$1,975,842
Richard A.F. Dixon, Ph.D.	81,000	6.44	$11.02	03/01/15	$561,364	$1,422,606
Stephen L. Mueller	36,000	2.86	$11.02	03/01/15	$249,495	$632,270
Terrance C. Coyne, M.D.	34,000	2.70	$11.02	03/01/15	$235,634	$597,143
Jeffrey Keyser, RPH, MPA, JD	31,500	2.51	$11.02	03/01/15	$218,308	$553,236

(1)	These stock options vest and become exercisable in approximately three equal annual installments beginning on the first anniversary of the date of grant.

(2)	Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on option exercises are dependent on the future performance of the common stock. Because the exercise price of options granted is equal to the fair market value of the common stock a zero percent appreciation in stock price will result in no gain.
     Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the Named Executive Officers as of December 31, 2005:

	Shares		Number of Unexercised		Value of Unexercised
	Acquired on	Value	Options at FY-End		In-the-Money Options (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce D. Given, M.D.	0	0	547,918	233,332	$864,334	$66,666
Richard A.F. Dixon, Ph.D.	73,000	556,625	550,829	173,100	$1,085,841	$223,416
Stephen L. Mueller	53,000	409,075	250,407	73,199	$527,999	$73,310
Terrance C. Coyne, M.D.	0	0	44,001	71,999	$99,669	$49,831
Jeffrey Keyser, RPH, MPA, JD	0	0	28,334	88,166	$0	$0

(1)	Value of in-the-money options calculated based on the closing price of $7.89 per share of common stock on December 31, 2005, as reported by the Nasdaq National Market.

     Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information regarding our equity compensation plans as of December 31, 2005, and March 2, 2006:

Equity Compensation Plan Information
Number of securities
		Weighted average	remaining available for future
	Number of securities to	exercise	issuance under equity
	be issued upon exercise	price of outstanding	compensation plans (excluding
	of outstanding options,	options, warrants and	securities reflected in column
	warrants and rights	rights	(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	5,340,142	$8.07	3,267,594

Equity compensation plans not approved by security holders	—	—	—

Total as of December 31, 2005	5,340,142	$8.07	3,267,594

Total as of March 2, 2006 (2)	5,757,517	$8.18	2,335,661

(1)	Consists of the Amended and Restated 1990 Incentive Stock Option Plan, the Amended and Restated 1992 Incentive Stock Option Plan, the Amended and Restated 1995 Stock Option Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Amended and Restated 1999 Stock Incentive Plan.

(2)	As of March 2, 2006, the only equity compensation plan with options available for grant is the Amended and Restated 1999 Stock Incentive Plan. All of our incentive plans contain a provision that disallows grants after the plan has been effective for ten years. All plans other than the Amended and Restated 1999 Stock Incentive Plan have been effective for more than ten years.
     Compensation Committee Interlocks and Insider Participation. The members of our Compensation and Corporate Governance Committee are Ron J. Anderson, Frank C. Carlucci, James A. Thomson (Chair) and James T. Willerson. No member of such committee is or formerly was an officer or employee of Encysive. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Compensation and Corporate Governance Committee.

Compensation and Corporate Governance Committee Report On Executive Compensation
     Our compensation program for officers (including the Chief Executive Officer and the other executive officers) is administered by the Compensation and Corporate Governance Committee, which is composed of four directors, each of whom has been determined to be independent in accordance with the requirements of the NASD. The committee is primarily responsible for providing oversight on the broad range of matters surrounding the compensation of management, and the composition and operation of the Board, including recommending to the Board the compensation for our Chief Executive Officer, approving the compensation and employee benefits for our other executive officers and employees, identifying individuals qualified to become Board members, recommending to the Board director nominees, recommending to the Board the compensation of our Board members, and recommending to the Board a set of corporate governance principles applicable to us.
     The policies of the committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the committee has adopted a mix among various compensation elements, including salary, bonus and equity awards.
     Base salaries for management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of salaries for comparable positions at comparable companies within our industry and reference to broad based industry surveys of pharmaceutical companies. In furtherance of these goals, we have entered into agreements with certain of our key management personnel, including Dr. Given, our Chief Executive Officer. See “Executive Agreements.” The agreements with key management personnel establish annual base salary amounts that the committee may increase from time to time. Increases in Dr. Given’s salary are approved by the independent members of the full Board. During the year 2005, Dr. Given received an annualized base salary of $400,000 based on a review of his performance during 2004 by the committee. At a meeting held on December 8, 2005, the committee increased Dr. Given’s salary to $450,000, effective November 14, 2005, based on an interim review of his performance during the year. Annual salary adjustments are generally determined by evaluating the competitive marketplace, our performance, the performance of the executive, and any increased responsibilities assumed by the executive. We attained a number of important milestones during the year 2005, including the announcement of top-line data from the final pivotal clinical trial for ThelinTM, filing of new drug applications in the United States and the European Union for ThelinTM, providing additional cash for operations through the successful offering and issuance of convertible debt, increased sales of Argatroban by our marketing partner GlaxoSmithKline, preparation of corporate infrastructure and the hiring of personnel for the commercial launch of ThelinTM, restructuring of our agreement with Revotar Biopharmaceuticals AG, and progress in research and clinical development of certain compounds. At the meeting held on March 2, 2006, the committee increased Dr. Given’s salary to $470,000, effective March 1, 2006, based on a final review of his performance during the year.

     Section 162(m) of the Internal Revenue Code restricts the ability of a publicly held corporation to deduct compensation in excess of $1,000,000 paid to its chief executive officer and each of the four most highly compensated officers. The committee intends to maintain executive compensation packages below this threshold, except that the exercise of stock options and vesting of restricted stock can potentially cause some of our officers to reach or exceed this threshold.
     The principal methods for long-term incentive compensation are our incentive stock plans. Compensation under these plans principally takes the form of incentive and non-qualified stock options, which have an exercise price equal to the market price of our common stock at time of grant, and restricted stock grants. In this manner, key individuals are rewarded commensurate with increases in stockholder value. Moreover, our incentive stock plans provide an equity or ownership-based form of compensation, which is intended to benefit us by enabling us to continue to attract and to retain qualified personnel.
     On June 27, 2005, the committee approved a compensation plan (the “Plan”) for non-sales employees (“Participant (s)”) of the Company. The Plan establishes grade levels for each employee and provides for the payment of cash bonuses and long-term incentives. The Plan places each employee in a salary grade that is dependent on position, experience and other factors, and establishes annual Corporate, department and individual goals for each employee.
     Corporate goals, which are a factor in the Plan, are determined by the committee and are subject to approval by the full Board of Directors. The Corporate goals for 2005 included the attainment of development milestones for ThelinTM and other compounds in the Company’s pipeline, achievement of increases in share value of the Company’s common stock, financial goals relating to earnings before interest, taxes, depreciation and amortization and liquidity, administrative and research facility planning, and corporate readiness for the commercialization of ThelinTM. Participant goals for members of management and certain other employees are also approved by the committee and reflect individual achievements deemed to be appropriate for each person’s job description and consistent with the Corporate goals.
     The total amount of cash bonuses and long-term incentive payable pursuant to the Plan is determined by the creation of pools that encompass the target amounts for cash bonus and long-term incentive for all eligible employees. The pools are subject to adjustment by the committee as it deems appropriate and the amount of individual Participant participation in the pool is determined by an evaluation of the attainment of individual goals by the CEO or the Participant’s direct supervisor and the judgment of the committee in the case of senior and other key employees.
     Pursuant to the Plan, the CEO, along with other certain senior and other key employees, is eligible to receive a cash bonus and long-term incentive annually. The CEO is eligible for a cash bonus of up to 75% of his base salary and long-term incentive of up to $750,000 in value annually, which was determined based on his salary grade. The cash bonus is paid upon grant, and the long-term incentive value is divided equally between a grant of restricted common stock and stock options to purchase common stock which both vest in equal amounts at approximately two years and three years after the date of grant, respectively. The number of shares of restricted common stock to be granted is determined by dividing the restricted stock value by the market price of the common stock on the date of grant. The number of stock options is determined by dividing the stock option value by the value of a stock option determined by reference to the option-pricing model used for financial accounting purposes. At a meeting held on March 2, 2006, pursuant to the terms of the Plan, the committee awarded a cash bonus to Dr. Given in the amount of $290,000 and granted him 36,723 shares of restricted common stock and 69,593 stock options to purchase common stock at an exercise price of $8.85 per share. The restricted common stock and stock options vest in two equal amounts on November 30, 2007, and November 30, 2008.

James A. Thomson, Chair
Ron J. Anderson
Frank C. Carlucci
James T. Willerson

Audit Committee Report
     The Audit Committee (the “Committee”) is comprised of four directors, each of whom has been determined to be independent in accordance with the requirements of the NASD and the SEC.
     Management is responsible for the preparation, presentation, and integrity of Encysive’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Encysive’s system of internal control over financial reporting. Encysive’s independent auditor, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of Encysive’s internal control over financial reporting and on the effectiveness of Encysive’s internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Encysive’s independent auditor. We are not professionally engaged in the practice of accounting or auditing and, accordingly, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditor. The Committee’s specific responsibilities are set forth in the Audit Committee Charter.
     The Board, in its business judgment, has determined that all members of the Audit Committee meet the current independence and experience requirements of the NASD and applicable rules and regulations of the SEC and that Mr. Cruikshank satisfies the requirements for an “audit committee financial expert” promulgated by the SEC.
     We have met with Encysive’s independent auditor, KPMG LLP, and discussed the overall scope and plans for their audit. We have also met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of Encysive’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of Encysive’s internal control over financial reporting. We also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Encysive’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
     The independent auditor also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, and we discussed with the independent auditor their independence from Encysive. In this area, we also considered the non-audit services provided by the independent auditor and concluded that such services are compatible with maintaining their independence.

     We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005, with management and the independent auditor. Based on our review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditor, and subject to the limitations on our role and responsibilities referred to above and in our Committee charter, we recommended to the Board of Directors that Encysive’s audited consolidated financial statements be included in the Encysive’s Annual Report on Form 10-K filed with the SEC.

Robert J. Cruikshank, Chair
J. Kevin Buchi
John H. Dillon II
Suzanne Oparil

Performance Graph
     The following is a line graph presentation comparing our common stock’s cumulative five-year return with various indices, including broad market indices. In May 2003, our name changed from Texas Biotechnology Corporation to Encysive Pharmaceuticals Inc. As a result, our common stock traded on The Nasdaq National Market System as “TXBI” until May 18, 2003, when it began trading as “ENCY.”

	Year Ending
	2000	2001	2002	2003	2004	2005
Encysive Pharmaceuticals Inc	100	75.67	16.30	104.19	115.60	91.85

Nasdaq Market Index	100	79.71	55.60	83.60	90.63	92.62

Nasdaq Biotechnology Index	100	84.08	53.70	79.15	84.20	98.14

Executive Agreements
     We entered into an agreement with Dr. Bruce D. Given effective as of March 25, 2002, and amended on March 21, 2003, whereby he agreed to serve as our President and Chief Executive Officer. Upon the expiration of the initial one-year term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before the scheduled expiration. The agreement provides Dr. Given with an annual base salary subject to increase by the Compensation and Corporate Governance Committee and approved by the independent members of the Board of Directors in accordance with our practices based upon Dr. Given’s performance. Effective March 2, 2006, the committee increased Dr. Given’s annual salary to $470,000. He is also entitled to annual bonuses to be recommended by the committee and approved by the independent members of the Board of Directors and to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for our officers.
     We have entered into agreements with Richard A.F. Dixon, Senior Vice President, Research, Chief Scientific Officer and Director; Stephen L. Mueller, Vice President, Finance Administration, Secretary and Treasurer; Terrance C. Coyne, Vice President, Clinical Development, and Chief Medical Officer; and Jeffrey Keyser, Vice President, Regulatory Affairs. The agreements provide for a one-year initial term, and the agreements automatically renew for successive one-year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreements provide for an annual base salary subject to increase by the Compensation and Corporate Governance Committee in accordance with our practices based on their performance. In addition, they will also receive bonuses to be determined by the committee in its sole discretion, and are entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for executive officers. The current annual salaries under the agreements for Dr. Dixon, Mr. Mueller, Dr. Coyne and Mr. Keyser are $345,616, $250,000, $303,417 and $269,088, respectively.
     The agreements with Dr. Given, Dr. Dixon, Mr. Mueller, Dr. Coyne, and Mr. Keyser may be terminated by us with or without “cause,” as defined in the agreements. The executives can terminate the agreements with or without “good reason,” as defined in the agreements. In the event of termination by us without “cause,” or by the executives for “good reason,” the executives will receive their base salary in semi-monthly payments for a period of one year following termination and, only in the case of Dr. Given, a prorata bonus, and will receive other benefits and rights under the agreements for the twelve months following their termination. During the twelve-month period after the date of termination, all stock options and restricted stock held by the executives will continue to vest and be exercisable in accordance with their terms in effect on the date of termination. On the conclusion of this twelve-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by the executives until the earlier to occur of the expiration of the term of each stock option or twelve months after the date they become fully vested. However, in the event of termination by us for “cause” or their termination without “good reason,” the executives are only entitled to receive that portion of their base salary that has been earned, but not paid, through the termination date. In addition, the agreements provide certain benefits in the event of a termination within two years of a “change of control,” as defined in the agreements. The agreements provide for a lump-sum payment in cash of three years of annual base salary and annual bonus, if any, for Dr. Given and Dr. Dixon, and 18 months of annual base salary and annual bonuses, if any, for Mr. Mueller, Dr. Coyne and Mr. Keyser. In addition, the agreements provide for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months to three years and reimbursement of certain legal expenses in conjunction with the agreements. During the term of the agreements, and for the twelve months following the termination of the agreements, Dr. Given, Dr. Dixon, Dr. Coyne and Mr. Keyser may not engage, directly or indirectly, in any business or enterprise which is in competition with us or induce any of our employees to accept employment with any of our competitors.
Independent Public Accountants
     KPMG LLP has served as our independent auditors for a number of years. Although we anticipate that this relationship will continue to be maintained during fiscal 2006, we have not proposed any formal action be taken at the meeting concerning the continued employment of KPMG, because no such action is legally required. Representatives of KPMG plan to attend the annual meeting and will be available to answer appropriate questions. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.
     Independent Public Accountant Fees. In 2005 and 2004, KPMG LLP provided services in the following categories and amounts.

	2005	2004
Audit Fees (1)	$407,002	$444,633
Audit Related Fees	$3,450	$0
Tax Fees	$40,315	$55,300
All Other Fees	$0	$0

(1)	Includes $116,002 and $170,020 of fees incurred by us in connection with the review of registration statements filed in 2005 and 2004, respectively.
     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee has delegated pre-approval authority with respect to non-audit services to its chairman, provided that the total anticipated cost of the project is less than $10,000, and the total anticipated costs of all such projects pre-approved by the chairman during any calendar year does not exceed $20,000. The committee has also pre-approved the provision of isolated tax questions or other miscellaneous tax services that do not constitute discrete and separate projects, provided that the aggregate cost of responding to all such questions and providing all such miscellaneous services does not exceed $5,000 per calendar quarter. The chairman and management are required to periodically report to the full committee the scope and anticipated cost of all projects pre-approved by the chairman, and the cost of all miscellaneous tax services described above. None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to furnish us a copy of each filed report.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.
Stockholder Proposal Information
     If you want to present a proposal from the floor at the 2007 Annual Meeting or nominate a person for election to the Board at such meeting, you must give us written notice no later than February 27, 2007, and follow the procedures outlined in our Bylaws. If the date of the 2007 Annual Meeting is more than 30 days from the 2006 Annual Meeting, your notice of a proposal will be timely if we receive it a reasonable time before we mail our proxy materials for the 2007 Annual Meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend. Your notice should be sent to our Secretary at 4848 Loop Central Drive, Suite 700, Houston, Texas 77081. You may request a copy of the Bylaws’ provisions governing the requirements for notice from our Secretary at the above address.
     If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to our Secretary so that it is received at the above address by December 14, 2006.

Other Matters
     We have included a copy of our 2005 Annual Report to Stockholders that includes our Form 10-K covering the fiscal year ended December 31, 2005. We will bear the cost of soliciting proxies in the accompanying form. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,500, plus out-of-pocket expenses. Our employees, officers and directors may also solicit proxies. In addition to solicitation by mail and by Georgeson Shareholder Communications, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

By Order of the Board of Directors,

/s/ Stephen L. Mueller

STEPHEN L. MUELLER,
Vice President, Finance and Administration,
Secretary and Treasurer

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

1.	Election of Director

FOR all of the nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	John M. Pietruski, Ron J. Anderson, J. Kevin Buchi, Robert J. Cruikshank, John H. Dillon, II, Richard A. F. Dixon, Bruce D. Given, Suzanne Oparil, James A. Thomson, and James T. Willerson.
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2.	In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

	To change your Address, please mark this box.	☐

	To include any comments, please mark this box.	☐

S C A N L I N E

(Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer of a corporation or other entity, please give full title as such.)

Date	Share Owner sign here	Co-Owner sign here

Encysive Pharmaceuticals Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 12, 2006

The undersigned stockholder of Encysive Pharmaceuticals Inc. (the “Company”) hereby appoints Bruce D. Given, Richard A.F. Dixon and Stephen L. Mueller, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Willard InterContinental Washington, 1401 Pennsylvania Avenue NW, Washington D.C., 20004, on May 12, 2006, at 9:00 a.m. (Eastern time), and at any adjournments or postponements of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

The board of directors recommends a vote FOR the nominees listed on the reverse side and IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report and the Proxy Statement furnished herewith.

ENCYSIVE PHARMACEUTICALS INC
P.O. BOX 11061
NEW YORK, N.Y. 10203-0061